EXHIBIT 10.1

SPS COMMERCE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Adopted: February 20, 2018

Director annual retainer: Annual retainer, payable in cash, of $31,000 per director except for the chairperson who shall receive $48,000

Committee chairs annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 18,500
Compensation Committee:	10,000
Governance and Nominating Committee:	7,000

Committee member annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 7,000
Compensation Committee:	5,000
Governance and Nominating Committee:	3,000

Annual non-statutory stock option grants:

•

To purchase up to $68,000 of common stock calculated as the grant date fair value of the stock-based awards computed in accordance with FASB ASC 718 on the date of the Company’s annual meeting of stockholders using the closing sale price for a share of the Company’s common stock on the Nasdaq Global Market on the date of the annual meeting of stockholders

•	Granted to directors who are elected to the board at the annual meeting of stockholders
•	Exercise price per share equal to the closing sales price for a share on the Nasdaq Global Market on the date of the annual meeting of stockholders
•

Vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on the fiscal quarter end next following the date of the annual meeting of stockholders, provided the recipient remains a member of the board as of the vesting date

•	Maximum term of seven years measured from the date of grant

Annual restricted stock grants:

•

To acquire up to $68,000 of restricted common stock calculated by dividing this amount by the closing sale price for a share of the Company’s common stock on the Nasdaq Global Market on the date of the Company’s annual meeting of stockholders

•	Granted to directors who are elected to the board at the annual meeting of stockholders
•

Vests in four equal installments on the last day of each fiscal quarter with the first vesting occurring on the fiscal quarter end next following the date of the annual meeting of stockholders, provided the recipient remains a member of the board as of the vesting date

Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.

Initial non-statutory stock option grants:  Each director receives a non-statutory stock option grant to purchase up to $111,000 of common stock calculated as the grant date fair value of the stock-based awards computed in accordance with FASB ASC 718 in connection with initial appointment or election to the board.  The grant is made on the fifth trading day following the next public release of the Company’s financial results for a completed fiscal quarter following initial appointment or election to the board.  Exercise price per share equal to the closing sales price for a share on the Nasdaq Global Market on the grant date.  Vest in equal monthly installments over three years commencing on the first day of the calendar month following the initial appointment or election to the board,

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provided the recipient remains a member of the board as of the vesting date.  Maximum term of seven years measured from the date of grant.

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